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Exhibit 99.1

[Letterhead of Banc of America Securities LLC]

June 30, 2006

Special Committee of the Board of Directors and
Board of Directors
CNL Retirement Properties, Inc.
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801

Members of the Special Committee and the Board of Directors:

        We hereby consent to the inclusion of our opinion letter, dated May 1, 2006, to the Special Committee of the Board of Directors and the Board of Directors of CNL Retirement Properties, Inc. ("CRP") in the Registration Statement on Form S-4 relating to the proposed merger involving Health Care Property Investors, Inc. and CRP to which this consent is filed as an exhibit (the "Registration Statement") and to the reference in the Registration Statement to our firm and to our opinion under the headings "SUMMARY—Opinion of CRP's Financial Advisor", "THE MERGER—Background of the Merger", "THE MERGER—Recommendation of CRP's Board of Directors and Special Committee; CRP's Board of Directors' and Special Committee's Reasons for the Merger" and "THE MERGER—Opinions of CRP's Board of Directors' and the Special Committee's Financial Advisors." In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

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